Exhibit 3.122

OPERATING AGREEMENT

OF

VENUE AT ARISTA, LLC

a Colorado Limited Liability Company

This OPERATING AGREEMENT (“Agreement”) is executed by and between VENUE AT ARISTA, LLC, a Colorado limited liability company (“Company”), HORIZON BUILDING SERVICES, LLC, a Colorado limited liability company (“Horizon”), as the initial manager, and all persons who execute this Agreement as members (“Members”), effective as of October 31, 2011 (“Effective Date”).

NOW THEREFORE, in consideration of the mutual benefits from this Agreement and the parties’ respective promises and covenants, the Company, Manager and Members agree:

ARTICLE I. ORGANIZATION OF COMPANY

1.1. Organization. This Company is organized pursuant to the COLORADO LIMITED LIABILITY COMPANY ACT (the “Statute”, codified at C.R.S. §7-80-100 et seq., as may be amended from time to time) and pursuant to the ARTICLES OF ORGANIZATION (the “Articles”, as amended) filed with the Colorado Secretary of State on the Effective Date.

1.2. Governing Documents. The Articles, this Agreement and the Statute govern the rights, duties and responsibilities of the Company, Manager and Members. The Articles override inconsistent provisions of this Agreement; to the extent permitted by Statute Section 7-80-108(2), this Agreement overrides inconsistent provisions of the Statute.

1.3. Business. The Company’s primary business (the “Business”) is to acquire and own, directly or through entities controlled by the Company, non-rental residential real estate units (“Units”, including both finished and unfinished units), and then market the Units, complete the unfinished Units, and sell all of the Units and related activities. With Membership Consent (see §3.5 below), the Company may engage in any other business that a Colorado limited liability company can conduct. To carry out its business, Company is empowered and authorized to perform any and all acts (“Action”, including action, inaction, determinations, decisions, omissions, refraining from acting and indirect actions) and things appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its Business.

1.4. Company Property. The property of the Company (“Property”, including any Units, real estate or other property) shall be deemed owned or leased by the Company as an entity. The Company remains the beneficial owner of all Property whether such Property is registered in the name of Company or its nominee. Members neither personally own any Property of the Company nor have any right to specific Property of the Company.

1.5. Confidentiality. All business information (including documents, records and other information concerning the Company, Business and affiliates) is deemed confidential and proprietary information. Only the Manager may authorize disclosure of any Business Information.

1.6. Duration. The Company’s existence commenced on the Effective Date and shall continue until the Manager decides to dissolve the Company. The Manager shall then follow the Statute’s procedures for dissolving Company and file all documents required by the Colorado Secretary of State. Any Property remaining after paying all Company obligations shall be distributed to the Members in accordance with Section 4.5 below.

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ARTICLE II. MANAGEMENT

2.1. Management of Company. The Manager shall exclusively manage Company’s Business and affairs.

(A)	Horizon is the sole initial Manager of the Company.

(B)	An incumbent Manager shall hold that position until ceasing to be the Manager due to removal, resignation, dissolution, death or judicial determination of incapacity.

(C)	Changing the number of Managers and electing, removing or replacing a Manager are Major Decisions (see §3.5 below).

(D)	If a Manager is also a Member then its rights and duties in each such role shall be determined separately according to this Agreement and the Statute: for such persons, the term “Manager” means that person solely in the role of Manager while the term “Member” means that person solely in the role of Member.

No Member, in its capacity as a Member, may control or participate in Company’s Business, have any authority or right to bind Company or take any Action on behalf of Company.

2.2. Manager’s Authority and Obligations. The Manager has full and complete power and authority to perform any Action in furtherance of the Business except for Major Decisions (see §3.5 below). Without limiting the preceding sentence, the Manager’s express authority, powers, and duties include, on behalf of the Company and in the name of the Company, to:

(A)	cause the Company to acquire Units and any other Property, either directly or through entities controlled by the Company;

(B)	acquire, develop, construct, operate, maintain, improve, renovate, hold for investment, sell, lease and otherwise realize the economic benefit of any Units and any other Property that the Company acquires;

(C)	enter into loans, mortgages, working capital loans and other financing transactions on behalf of the Company and to grant security interests in any Property;

(D)	sell any Units within the ordinary course of the Business;

(E)	enter into loans, mortgages, working capital loans and other financing arrangements and to grant security interests in any Unit or other Property;

(F)	purchase liability and other insurance;

(G)	execute and deliver any documents required for the Company to pursue its purposes: such documents may include instruments, agreements, contracts, checks, draft notes and other negotiable instruments, loan documents, mortgages or deeds of trust, security agreements, financing statements, deeds, assignments, bills of sale, leases, partnership agreements, operating agreements, and securities;

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(H)	engage experts (“Experts”, which include legal counsel, accountants, tax consultants, appraisers, management consultants, investment bankers and other advisors), managers, contractors, consultants and other parties to perform services for the Company;

(I)	create, manage and acquire ownership interests in other entities;

(J)	take any Action as a manager or owner of any entity that Company manages or owns an equity interest;

(K)	perform all other Actions that Manager deems appropriate for conducting the Company’s business except for Major Decisions.

Any Action to be taken by Company (excluding Major Decisions) shall be performed by Manager and any Action of the Manager shall constitute the Action of Company.

2.3. Business Judgment. Manager shall perform all Actions in good faith and shall exercise its business judgment when managing Company’s Business, operations and affairs.

(A)	Unless otherwise expressly limited, Manager has sole, absolute, arbitrary and subjective discretion (“Discretion”) over all Actions by Manager.

(B)	If Company has more than two Managers then any Action requires approval of a majority of the Managers; otherwise, any Action of the Manager requires approval of all Managers. Such consent may be given orally.

(C)	The Manager may delegate authority over specified Actions to a specific person. That designated person shall have all of the rights, duties, responsibility and authority of the Manager with respect to such specified Actions as though that designated person was the sole Manager.

(D)	The Manager has exclusive authority to interpret this Agreement to resolve any ambiguities or inconsistencies in this Agreement.

(E)	The signature of an authorized person (a “Signatory”, either Manager or a person designated by Manager) shall be necessary and sufficient to execute any document on behalf of Company.

(F)	Any document executed by a Signatory on behalf of Company shall constitute a binding, legal and enforceable obligation of Company, even if the Signatory is a party to a transaction.

(G)	Any person dealing with Company may rely (without duty of further inquiry) upon a certificate signed by a Signatory as to any matter involving Company.

(H)	Any advice within an Expert’s professional competence fully justifies any Action by the Manager in accordance with such advice.

(I)	A Company agent (including the Manager, Experts and other agents) may rely and shall be justified in acting or refraining from acting upon any certificate, document, or other instrument that such agent believed was genuine and signed or presented by the proper party(ies).

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The Manager may devote such time to the performance of its duties as it determines appropriate.

2.4. Prohibited Transactions. Notwithstanding any other provision in this Agreement, Company, in its capacity as manager of ARISTA INVESTORS COLORADO, LLC, a Colorado limited liability company (“Arista”), shall not take any Action involving Arista or engage in any transaction involving Arista (including the purchase, sale, lease or exchange of any property, the lending any of money to Arista or the establishment of any salary or other compensation) to benefit Company, its Manager, its Members and/or its affiliates.

ARTICLE III. MEMBERS

3.1. Admission of Members. The Members as of the Effective Date are listed on Initial Exhibit A. The admission of a new Member after the Effective Date is a Major Decision. Prospective new members must provide the Company with:

(A)	the initial capital contribution determined by the Members;

(B)	the prospective Member’s written adoption of this Agreement; and

(C)	a completed IRS Form W-9 (Request for Taxpayer ID Number & Certification).

A prospect is deemed admitted as a Member when the Manager executes a restated Exhibit A that identifies the prospective new member as a Member of the Company.

3.2. Membership Interests. The “Membership Interest” for each Member is its relative Company ownership expressed as a percentage of the total Membership Interests. The rights, preferences, privileges and limitations of a Member are proportional to its Membership Interest, except as stated in this Agreement. The Membership Interests shall constitute “securities” governed by Articles 8 and 9 of the COLORADO UNIFORM COMMERCIAL CODE, as provided in C.R.S. §4-8-103(c) and shall not be represented by certificates (i.e., “uncertificated securities” as defined by C.R.S. §4-8-102(a)(18)). The Manager shall maintain Exhibit A listing all Members and their respective Membership Interests.

3.3. No Management Authority. The Members hereby consent to Manager’s exercise of the powers conferred by this Agreement. Except for voting on the matters specified in Section 3.5 below, no Member may control or participate in the Company’s business, have any authority or right to bind Company or take any Action on behalf of Company.

3.4. Meetings of Members. Meetings of the Members, including annual meetings of the Members, are not required. The Manager will convene Members meetings upon request of any Member or in the Manager’s Discretion, by notifying the Members at least five days before the meeting. The Manager shall preside over the Members meeting and select the procedural rules for conducting business at any meeting; such rules shall be followed to the extent consistent with this Agreement.

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3.5. Major Decisions. Each of the following Actions (each is a “Major Decision”) must be unanimously approved by the Members (“Membership Consent”, as evidenced by written consent, ballots or other reasonable means):

(A)	Admitting any new or substituted Member;

(B)	Determining the initial capital contribution for any new Member;

(C)	Requiring Members to make additional capital contributions;

(D)	Approving the transfer of any Membership Interest;

(E)	Changing the number of Managers;

(F)	Electing, removing or replacing a Manager;

(G)	Engaging in any business outside the scope of the Business (see §1.3 above);

(H)	Amending this Agreement (but not for restating Exhibit A); or

(I)	Taking any Action outside the ordinary course of the Company’s business.

Membership Consent is not required for any Action other than a Major Decision, so the Manager may unilaterally perform any Action except those listed in this Section.

3.6. Transfer Restrictions. Any transfer (“Transfer”, including any sale, assignment, pledge, encumbrance or other transfer and whether in whole or in part) of a Membership Interest requires Membership Consent.

(A)	A condition precedent to any Transfer of a Membership Interest shall be the transferee’s adoption of this Agreement to evidence the transferee’s acceptance of this entire Agreement, including the Transfer restrictions in this Section.

(B)	A transferee of a Membership Interest (an “Assignee”) shall hold only the economic rights associated with the transferred Membership Interest but an Assignee shall not be a Member of the Company.

(C)	Any purported Transfer of a Membership Interest without prior Membership Consent shall be void. However, if a Transfer of a Membership Interest is required to be recognized (e.g., a Transfer pursuant to a Member’s death, divorce, dissolution, bankruptcy, a judgment or charging order) then the transferee shall be only an Assignee.

Admitting an Assignee as a substituted Member is a Major Decision that requires Membership Consent (see §3.5 above).

3.7. Waiver of Partition Rights. Except as otherwise expressly required or permitted by this Agreement, no Member shall resign or withdraw from the Company, demand or receive a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits), or exercise any power under the Statute to dissolve the Company. Each Member irrevocably waives any right to require partition, apportionment, dissolution or the sale of Company or its Property. No Member shall directly or indirectly take any Action prohibited by this Section.

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3.8. Effect of Bankruptcy, Death or Incompetency of a Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue despite such event. Upon any such event, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member (“Representative”) shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying the conditions precedent to the admission of such Representative as a substitute Member (see §3.6 above). The Transfer of any Membership Interest by such Representative shall be subject to all of the restrictions of this Agreement (e.g., §3.6 above). The foregoing shall apply to the extent permitted by applicable law.

ARTICLE IV. FINANCIAL MATTERS

4.1. Computations and Valuations. The Company shall use the calendar year as its fiscal year. The Manager shall determine all matters concerning the computation or valuation of assets, capital contributions, allocations, revenue, gains, profits, losses, credits and deductions, distributions, capital accounts, taxes and other financial matters. The Manager will make such determinations on an equitable basis and in accordance with accounting principles recommended by Company’s accountants. Such determination shall be final and conclusive as to all Members.

4.2. Bank Accounts, Reserves & Loans. The Manager shall have responsibility for the safekeeping and use of all Company funds and other Property.

(A)	All Company funds shall be deposited in Company’s name in a separate account or accounts at such institutions designated by the Manager. Withdrawals from such accounts shall be made on the signature of a Signatory.

(B)	Interest earned on Company funds shall inure solely to the Company’s benefit.

(C)	The Manager may establish cash reserves (“Reserves”) and thereafter may maintain such Reserves. The Reserves may be used for working capital, payment of taxes, insurance, debt service, repairs, replacements or renewals, other expenses incident to the Company’s operation and any other purpose as Manager may determine in its Discretion.

(D)	The Company may borrow money from any Related Party, or third person upon such terms and conditions as Manager shall determine.

The Company’s monies shall not be commingled with monies of any other person.

4.3. Accounting Records. The Company shall maintain complete, true and accurate accounting books and records (“Accounting Reports”).

(A)	The Accounting Reports shall reflect all Company operations and shall be prepared and maintained in accordance with Section 4.1 above.

(B)	The Accounting Reports shall include appropriate records for tax allocations.

(C)	The Accounting Reports shall be kept at Company’s business office or another location designated by the Manager.

(D) The Accounting Reports and Company financial statements need not be audited. Any Member shall have the right, at such Member’s own expense, to examine, audit and make copies of Company’s books, records, Accounting Reports and financial statements, in person or by duly authorized agent or attorney, during normal business hours.

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4.4. Capital Contributions. The Company acknowledges the receipt and sufficiency of the capital contributions by the Members prior to the Effective Date.

(A)	Membership Consent is required for any additional capital contributions. Otherwise, Members are not obligated to make additional capital contributions and Members specifically shall not be required to make any additional capital contributions in order to reconcile a negative Capital Account balance.

(B)	All capital contributions shall be recorded in the Accounting Reports.

(C)	Capital contributions belong to the Company so no Member is entitled to demand or receive the return of its capital contributions.

(D)	A “Capital Account” shall be maintained for each Member in accordance with IRS Regulations §§ 1.704-l(b) and 1.704-2.

(E)	No interest shall be paid upon capital contributions, undistributed income or reinvested income of the Company.

(F)	The Manager is not personally responsible for returning any capital contributions.

Neither the Company nor Manager in any way guarantees either the return of Members’ capital contributions or any distributions to the Members by the Company.

4.5. Distributions. At such times as the Manager determines, the Company will distribute its Net Cash Flow to the Members in proportion to their Membership Interests, subject to any withholding pursuant to the tax laws. The Company’s “Net Cash Flow” means the excess of cash receipts of the Company (including proceeds from sale of any Units) after paying operating expenses, including expenses of the Company and any entities owned by the Company for office and other administrative expenses, capital expenditures, taxes, insurance, debt service, provision for payment of any budgeted expenditures, other expenses like and unlike the foregoing and after setting aside such amounts as the Manager deems necessary to create adequate Reserves.

4.6. Allocations of Profits and Losses. Net profits and losses for all purposes of this Agreement shall be determined in accordance with the accounting method followed by the Company for federal income tax purposes. Net profits and loss shall be allocated to the Members pro rata to their Membership Interests. Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of such profit or loss, or applicable to the period during which such profit or loss was realized, shall be considered allocated to each Member in the same proportion as profit and loss are allocated to such Member. The Manager may adjust the allocations to conform to the Internal Revenue Code, particularly IRC Sections 703, 704 and 705 and IRS Regulations §§1.704-1 through 1.704-4.

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4.7. Tax Matters. The Company shall be treated as a partnership for federal income tax purposes under IRS Regulation § 301.7701.

(A)	The sole Member shall serve as the “Tax Matters Partner” for purposes of IRC Section 6231(a)(7).

(B)	The Manager shall cause the preparation and timely filing of all tax or information returns or reports required by the IRC, and of all other tax returns and reports required in the jurisdictions where Company conducts business.

(C)	The Manager shall use reasonable efforts to cause the Company’s tax returns to be prepared as soon as practicable after the end of each fiscal year.

(D)	The Manager shall provide Members with sufficient information to enable the Members to prepare federal, state and local tax returns (to the extent necessary, such information shall also be sent to former Members);

(E)	The Manager shall cause the Company to make any elections required or permitted under the IRC as it deems appropriate.

When requested, each Member shall provide the Manager with a properly completed IRS Form W-9, “REQUEST FOR TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION”.

4.8. Limited Personal Liability of Members. A Member shall be personally liable only for the amount of any:

(A)	unperformed capital contributions (see Statute §7-80-502);

(B)	distributions to that Member that violated Statute §§7-80-606; and

(C)	capital contributions returned to that Member in violation of Statute §7-80-607.

Otherwise, no Member or Manager shall be personally responsible for any Company debts or obligations. This Agreement neither creates a general partnership among the Members nor establishes a relationship for any purpose other than the Company.

ARTICLE V. CONSTRUCTION & INTERPRETATION

5.1. Notices. All notices (“Notices”, including requests, consents, approvals, notifications, demands and other communications hereunder) shall be in writing. At no cost to the recipient, all Notices shall be transmitted by a method that records the contents of the Notice and verifies the transmission of the Notice; valid transmission methods include hand delivery, overnight courier, e-mail with return receipt or U.S. mail with return receipt requested. All Notices shall be delivered to the applicable person at the address listed in Exhibit A; a person may designate another address by a Notice to the Company; Notice to the Company shall be given to the Manager; Notice by the Company shall be given by the Manager. All Notices become effective on the day after the transmission date shown on the verification.

5.2. Construction. Terms used in this Agreement should be interpreted according to their fair meaning consistent with this Section.

(A)	If an ambiguity or question of intent or interpretation arises then no party shall bear any presumption or burden of proof due to authorship of any provision herein because the parties jointly negotiated and drafted this Agreement.

(B)	This Agreement shall be construed in accordance with the domestic laws of the State of Colorado, without applying conflict of laws principles.

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(C)	Unless the context requires otherwise, words denoting the singular may be construed as denoting the plural and the words of the plural may be construed as denoting the singular as is appropriate.

(D)	An “affiliate” of a person means any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that person.

(E)	The terms “include” and “including” mean ‘including without limitation’.

(F)	The term “any” includes ‘any’, ‘if any’, ‘all’, ‘any or all’ or ‘any and all’, as the context requires.

(G)	The term “laws” include constitutions, statutes, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, restrictions and charges.

(i)	Unless expressly limited in a particular provision, the term “laws” includes federal, state and local laws.

(ii)	A reference to a specific statute also refers to regulations relating to that statute.

(iii)	A reference to a specific law refers to that law as revised or amended at the time that law is being applied.

(H)	The term “entity” includes any partnership, corporation, association, joint stock company, limited liability company, limited partnership, trust, retirement entity, government or other entity, whether foreign or domestic.

(I)	The term “person” includes individuals and entities.

(J)	If a date for a party’s performance is a day on which national banks are not open for business in Colorado then such performance shall occur on the next weekday when national banks are open for business in Colorado.

(K)	References to a ‘Section’, ‘subsection’, ‘Article’, ‘Exhibit’, ‘Appendix’ or ‘Schedule’ shall constitute cross-references within this Agreement unless the reference also expressly cites another document.

(L)	The provisions of this Agreement are severable and separate, so if any particular provision is ruled to be illegal, invalid or unenforceable, the remaining provisions shall be severed therefrom and shall remain in full force and effect.

(M)	Except when expressly granted, this Agreement does not confer any rights or remedies upon anyone other than the parties, their respective successors and their permitted assigns.

(N)	A waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

(O)	No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing signed by all parties.

(P)	This Agreement may be executed in one or more counterparts but every party must execute a counterpart before this Agreement shall bind any of the parties.

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(Q)	All counterparts collectively shall constitute a single instrument, while each such counterpart shall be considered an original.

(R)	A facsimile signature on any document executed in connection with the Company shall constitute an original signature.

The Section titles are stated only for convenience and shall not control or affect the interpretation or construction of any provision of this Agreement.

5.3. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties concerning the Company and this Agreement supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral. The parties hereby release and discharge all liabilities with respect to prior discussions, negotiations and commitments.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have read, understood, executed and acknowledged this Agreement effective as of the Effective Date.

COMPANY:	VENUE AT ARISTA, LLC, a Colorado limited liability company

	By:	Its Manager, HORIZON BUILDING SERVICES, LLC,
a Colorado limited liability company

		By:	Its Manager, CENTURY COMMUNITIES COLORADO, LLC,
a Colorado limited liability company

				By:	Its Manager, DARO VENTURES LLC,
a Colorado limited liability company

					By:	/s/ Dale Francescon
Dale Francescon, Manager

					By:	/s/ Robert Francescon
Robert Francescon, Manager

MANAGER:	HORIZON BUILDING SERVICES, LLC,
a Colorado limited liability company

	By:	Its Manager, CENTURY COMMUNITIES COLORADO, LLC,
a Colorado limited liability company

			By:	Its Manager, DARO VENTURES LLC,
a Colorado limited liability company

				By:	/s/ Dale Francescon
Dale Francescon, Manager

				By:	/s/ Robert Francescon
Robert Francescon, Manager

SOLE MEMBER:	CENTURY COMMUNITIES COLORADO, LLC,
a Colorado limited liability company

	By:	Its Manager, DARO VENTURES LLC,
a Colorado limited liability company

				By:	/s/ Dale Francescon
Dale Francescon, Manager

				By:	/s/ Robert Francescon
Robert Francescon, Manager

Operating Agreement for VENUE AT ARISTA, LLC: Signature Page

VENUE AT ARISTA, LLC

Initial Exhibit A: Members and Membership Interests

Member’s Name & Address	Membership Interest

Century Communities Colorado, LLC 8390 E. Crescent Parkway, Suite 650 Greenwood Village, Colorado 80111	100.0%

Total	100.0%

VENUE AT ARISTA, LLC, a Colorado limited liability company (“Company”), certifies that this Exhibit A to its OPERATING AGREEMENT accurately identifies each Member of the Company and its associated Membership Interest on the date specified below. The Company has duly admitted all new Members, has approved all Transfers of Membership Interests reflected in this Exhibit A.

Operating Agreement for VENUE AT ARISTA, LLC: Exhibit A